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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 C of the Securities
Exchange Act of 1934 (Amendment No.)

Check the appropriate box:

  Preliminary Information Statement

  Confidential, for use of the Commission
  (as permitted by Rule 14c5(d)(2))

 X Definitive Information Statement


                           E CHANNELS CORPORATION

Payment of Filing Fee (Check the appropriate box):

 X No Fee Required.

   Fee Computed on Table below per Exchange Act Rules 14c 5(g) and 0 11

1) Title of each class of securities to which transaction applies: Common

2) Aggregate number of securities to which transaction applies: 17,252,100

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 11

(Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

4) Proposed maximum aggregate value of transaction: N/A

5) Total Fee paid: N/A

  Fee paid previously with preliminary materials.

  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

1) Amount Previously Paid: N/A


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2) Form, Schedule or Registration Statement No. N/A

3) Filing Party: N/A

4) Date Filed: N/A

Item 1. Information required by Items of Schedule 14A

The corporation will hold a shareholder s meeting on December 18, 2001, at 9:00 a.m. at 2980 South Rainbow Drive, Las Vegas, NV 89146, at which the following proposals will be voted upon, all of which the corporation has agreement of a majority of the shareholders to vote in favor of:

a) E-Channels, Inc. will issue to the former shareholders of ETI (Expertise Technology Innovation) approximately 40,000,000 shares of its common stock in a merger with ETI.

ETI is based in Montreal, Canada. It is an innovator in the development of online computer software applications, communications systems and terminals for the lottery and gaming industry. Founded in 1981 as a computer consulting firm, ETI utilized its software development expertise to create a unique online lottery applications system based on a modular, open architecture.
ETI subsequently broadened its on-line lottery product line by developing highly versatile online and video lottery terminals. ETI manufactures all of its products and markets them either individually, or as a complete online lottery system. In addition, ETI offers lottery operation and management services to lottery jurisdictions throughout the world.


b) Immediately prior to the completion of the merger, E Channels will complete a 3 to 1 reverse split of its capital.

c) E Channels will change its name to ETI (Expertise Technology Innovation) Corporation.

d) The authorized shares of common stock in the corporation shall be increased to 100,000,000.

Item 2. Statement that proxies are not solicited.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a
Proxy.

Item 3. Interest of certain persons in or opposition to matters to be acted upon.


a. Describe briefly any substantial interest, direct or indirect, by security holdings or otherwise, of each of the following persons in any matter to be acted upon, other than elections to office:

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1) Each person who has been a director or officer of the registrant at any time since the beginning of the fiscal year; N/A

2) Each nominee for election as a director of the registrant; N/A

3) Each associate of any of the foregoing persons. N/A


b. Give the name of any director of the registrant who has informed the registrant in writing that he intends to oppose any action to be taken by the registrant at the meeting and indicate the action he intends to oppose. None.

Item 4. Proposals by security holders.
None


Item 5. Delivery of documents to security holders sharing an address.
N/A

/S/   Paul Lanham
      Secretary E Channels

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